Overview to the Shareholders – Westsphere Asset Corporation, Inc.

Doug Mac Donald, President and Chief Executive Officer

June 16, 2007

THE ANNUAL MEETING

Our meeting this year is being held on Saturday June 16th at the Westsphere office, 2140 Pegasus Way N.E. Calgary, Alberta at 10:00 am.  The 2007 Proxy Statement has been forwarded and I am delivering and posting a copy of this overview for your review and consideration.  It has been my usual practice to forward a letter to the Shareholders attached to the Proxy Statement., but due to the fact that two very significant business matters were closing during the last week of May 2007 and the first week of June timely disclosure requirements became an issue.

Westsphere’s history of its owner’s active participation at its annual general meeting was not experienced last year.  I have been told by several shareholders  that due to the establishment of the preferred share position in 2005 which resulted in the exchange of Westsphere’s common stock for preferred shares which currently reflect shareholder ownership as follows:

i)

Common Stock holdings –   592,785

ii)

Preferred Share holders –  1,416,143

has caused some of our preferred shareholders to come to the thought that as the Board has been authorized to act on behalf of its preferred shareholders their attendance or participation was not overly required or necessary.

The fact that the shareholders in 2005 demonstrated their faith in Westsphere the company and the Board of Directors, by overwhelmingly voting in favor of the resolution to approve the terms of Westsphere’s preferred stock with a vote of 20,842,411 for the resolution and non against, certainly is appreciated by the Board and myself particularly.  In saying this, it has been our opinion that our annual general meetings were a time and place where all of the owners had a say and voiced their opinion and their advice to the Board and the Company’s management team.  In the past some of the most dynamic and important matters related to Westsphere’s corporate governance has come from our shareholders in attendance at the annual general meeting and immediately implemented.  We as Directors and Officers of the company’s assets believe it is very important for us to be challenged, questioned and queried as to the direction the company is taking and we have benefited from our owners attendance at our AGM and we hope it to continue at this meeting and into the future.   We are there to faithfully represent all our owners and we wish to be challenged in order to demonstrate that we are all thinking and acting as intelligent and interested owners of the assets held in trust for our shareholders.

BUSINESS OVERVIEW AND STRATEGY

2006 was another good business year for Vencash Capital Corporation. Vencash continues to be the economic engine which is financially driving Westsphere forward with an estate of ATM’s under current management and operation numbered at 970 with total transactions/month ending the month of March 2007 at 305,242.   Since its inception Vencash has steadfastly stuck to a strategic plan to secure organic growth through an aggressive and dedicated network of distributors and it has served us well in the past but the one constant in all facets of business enterprise is the requirement to adapt to a changing environment.

In the recent past the Canadian ATM marketplace has experienced consolidation of the industry particularly through the Income Trust vehicle.  With changes to the tax structure of Income Trusts our competitors in the ATM market place have to adapt and change their business model.  The possible outcome will likely be the consolidation of the consolidators over the next few years while they enjoy their current dividend distribution benefits.

Vencash’s method of operation will change as well.  While the distribution system presently in place will be maintained the development of a Vencash “in house” sales and service group will be developed.  The first region to experience this will be the Maritimes, enhanced through a vertically integrated partnership program related to the supply and delivery of vault cash combined with service, Vencash will take a very aggressive position in the sales and delivery of  full service, turn key ATM services into the Maritimes commencing the first of June 2007.  Based on its success the model will expand across the country.  The financial commitment to this new program will be significant, but in order to compete with our Income Trust modeled competitors we must be pro-active.

Over the past year and a half the ATM marketplace has experienced significant predatory activity, the majority has not come from the major ATM suppliers but smaller ISO groups which attempt to disrupt the contracted agreements between the site holders and existing service and process providers.  Vencash has been very litigious in regards to protecting our contracted sites from internal and external attacks.  To date in the past eight years Vencash has lost one site nationally in a court challenge and our vigilance will continue.  These challenges have proven costly in time and fees which in most cases of fees, have been recoverable but it is the price you pay to protect the assets which Vencash derives its revenues from.

Our major competitors in the marketplace have grown from their consolidation efforts within the industry.  One thing I did know was, we didn’t have the expertise, connections, in-house financial abilities or money to get into the acquisition game.  We watched and reviewed all of the opportunities presented to us in furtherance of our strategy to vertically integrate and to consolidate our business operations.

To this end on March 7, 2007, Westsphere subsidiary Westsphere Systems Inc. received approval of membership of Interac Association to perform the function of Acquirer in the shared Cash Dispensing Service and as an Acquirer in the Associations Interac Direct Payment Service.   In layman’s terms we can now commence the business operations of a “Switch”.   The significance of this approval for Westsphere is enormous and upon implementation (anticipated for the first of December 2007) the services and products which our integration will bring, will match any competitive advantage our ATM competitors might have had in the past.

Not only did Westsphere gain membership to Interac, I can advise you, that yesterday at our pre AGM Directors meeting we entered into a very unique agreement with Canada’s leading Interac application software provider in the electronic payments marketplace.  In addition our partners are in the forefront of the development of integrated strategies for leveraging chip technology, a requirement in ATM and POS by 2010 as well as being a leader in interpreting and refining fraud detection rules and establishing and launching new card products and prepaid solutions.  I can further state that the agreement we agreed to is the first for any white label ATM and POS operation in Canada in that we have partnered with the largest supplier of electronic processing application software and systems servicing 8 out of Canada’s top 10 conventional banking operations as well as our current Interac Gateway Provider, Moneris Solutions.

 This is the culmination of three years of research, evaluation and negotiations and we could not have reached this stage of development without the perseverance of Sonia Dreyer and Brett Border, who navigated through the Interac membership process and upon Sonia’s identifying and sourcing our application provider led us to our partnership agreement signed last night.

The cost of developing our Switch and its related product lines will not be insignificant in time or financing, but we will use the same model of growing through our current levels of internal cash flow and partnership relations from individual shareholder investment, bank financing and financial relations with our equipment supplier partners to meet those financial and expertise obligations.  We have utilized this strategy to earn our position as one of the largest non-conventional banking ATM operators in Canada and will follow the format in regards to the development of our switch and the integrated products that will flow from our Switch development.  The bonus to Westsphere is the fact that from the present outstanding staff and personnel working within the Westsphere Group we have the in-house foundation to run, manage and conduct the Switching operations.  Those additional expertise requirements will be filled as needed and integrated into our current wonderful group of dedicated and efficient staff.

Another thing I know is that there is no other business I would rather be in today than those centered on non-conventional banking. On the logo of our opening page of Westsphere Asset Corp. you will see the phrase “The right businesses at the right time”.  There has never been a better time to be in our business.

There has always been a very large and significant un-banked population, not in the developing nations but in the heart of Western capitalism – North America and it is growing each and every date and their access to financing and financial products offered by conventional banking institutions is being reduced each and every day.  There is the view that demand for cash is in decline but my observations are, it has been increasing every year, confirmed by watching the ATM dispensement amounts grow on a year to year basis.  With the development of our “Switch” we are in a position to reach out and fill a very large void to the “under-banked” or “non-banked” for the supply of financial services and products.

The question arises “so what is this new switch development as well as our success in the ATM business mean to us, the shareholders”?  My answer has remained “Our values are in our assets; we have been building our net worth (not our net book valuations) and doing so without debt.”  It’s been slow going, but steady, and our core business values from our perspective far exceed our trading price on the OTC BB, but that again is a matter for discussion at this annual shareholder meeting.

On June 4, 2007 Westsphere moved to capture a return for our stakeholders/owners when we signed a letter of Agreement with Calgary based ATM Income Stream Inc. to sell all of the ATM assets of Vencash Capital Corporation used in the management and operations of the business of automated teller machines and associated sources of revenue of a minimum of $2,000,000 of net cash flow, before taxes produced from approximately 975 ATM located across Canada.

The Board and I are very happy to announce this agreement for the sale of assets which allows for Westsphere and Vencash to continue our business involvement in the white label market not only in Canada but also upon opportunity, internationally.  In addition we can now financially compete on equal footing within our Canadian market-place with our competitors.  Not only do we have the cash proceeds from the sale, we have entered into a 10 year guaranteed ATM switching agreement generating continued income streams related to the Vencash ATM estate, in addition those associated to ATMIS site locations.  With the Vencash Distributor System still in place enhanced by its in-house sales team Vencash’s future is not only secured but enhanced.  There are still some due diligence matters to deal with, but it is anticipated that final closing should occur in late third quarter or early fourth quarter of 2007.

You can be assured the distribution of the Vencash asset sale proceeds was the major topic of discussion at our Board Meeting and final ratification of the sale will be subject to a special shareholder meeting, the date of which will be in the very near future.

We have choices to make and we need as much owner in-put as possible to ensure that we find the correct balance between corporate and shareholder interest.  We have done the math, anticipated our tax consequences, and analyzed our options.  Those preliminary options will be set out today and with the views of our owners known we will put together the resolutions which the Board and Management feel reflects the best of the alternatives for all owners of Westsphere.

CONCLUDING COMMENTS

We will continue to do our utmost in managing the internal affairs of the businesses we own and operate.  But we should all understand that external conditions affecting the valuations of and marketability of our common shares listed on the OTC BB very well may be the most important factor in determining whether there will be any real market rewards from your investment in the stock of Westsphere Asset Corporation, Inc.

It should be very interesting if not very revealing what the market response to the events that we are announcing to day has on our trading price.  We the Board and Management, as shareholders all have a vested interest in the valuations the market places on our business operation and look forward to a positive outcome in regards to stock appreciation.

In conclusion, your in-put is very important to us, do not hesitate to voice your thoughts, opinions and suggestions at the meeting today.

Doug Mac Donald, President and Chief Executive Officer

Westsphere Asset Corporation, Inc.